Exhibit 9.1

TRANSLATION OF

SHAREHOLDER’S VOTING

PROXY AGREEMENT

BETWEEN

BEIJING TAIYING ANRUI HOLDING CO., LTD.

AND

SHANDONG JUNCHENG INFORMATION TECHNOLOGY CO., LTD.

SEPTEMBER 3, 2014

TAIAN, SHANDONG, CHINA

Shareholder’s Voting Proxy Agreement

This Shareholder’s Voting Proxy Agreement (the “Agreement”) was entered into on September 3, 2014 by and between the following parties in Taian City, Shandong Province, China:

Party A: Shandong Juncheng Information Technology Co., Ltd.

Registered Address: North of Zhongduanlu of Road No.1, High-tech Industrial Development Zone, Taian City

Legal Representative: Mr Zhili Wang

Party B: Beijing Taiying Anrui Holding Co., Ltd.

Registered Address: 14766, 14th Floor, No.1 Building, No.33 Yard, Renmindaxue North Road, Haidian District, Beijing

Legal Representative: Mr Zhili Wang

Party B owns 100% shares of Shandong Taiying Technology Co., Ltd. (“Shandong Taiying”).

In this Agreement, Party A and Party B are called collectively as the “Parties”, each of them is called as the “Party”, and Party B is called the “Grantor.”

WHEREAS:

1.	Party A is a Wholly Foreign Owned Enterprise (WFOE) incorporated under the laws of the People’s Republic of China;

2.	As of the date of this Agreement, the Grantor is shareholder of Shandong Taiying and legally hold all of the equity interests of Shandong Taiying;

3.	Party B desires to appoint the person(s) designated by Party A to exercise its shareholder’s voting rights at the shareholder’s meeting of Shandong Taiying (“Voting Rights”) and Party A is willing to designate such person(s).

NOW THEREFORE, the Parties hereby have reached the following agreement upon friendly consultations:

1. Party B hereby agrees to irrevocably appoint the person(s) designated by Party A with the exclusive right to exercise, on his behalf, all of his Voting Rights in accordance with the laws and Shandong Taiying’s Articles of Association, including but not limited to the rights to sell or transfer all or any of his equity interests in Shandong Taiying, and to appoint and elect the directors and Chairman as the legal representative of Shandong Taiying.

2. The person(s) designated by Party A shall be the full board of Party A (the “Proxy Holders”). Party A agrees that it shall maintain a board of directors with its composition and members being identical to the board of directors of the overseas parent company of Party A.

3. Party A agrees to designate such Proxy Holders pursuant to Section 1 of this Agreement, who shall represent Party B to exercise his Voting Rights pursuant to this Agreement.

4. Both Parties to this Agreement hereby acknowledge that, regardless of any change in the equity interests in Shandong Taiying, the Grantor shall appoint the person(s) designated by Party A with all Voting Rights. Both Parties to this Agreement agree that Party B cannot transfer its equity interests (the “Transferor”) in Shandong Taiying to any individual or company (other than Party A or the individuals or entities designated by Party A).

5. The Grantor hereby acknowledges that it will withdraw the appointment of the person(s) designated by Party A if Party A changes such designated person(s) and will reappoint the substituted person(s) designated by Party A as the new Proxy Holders to exercise his Voting Rights at the shareholder’s meeting of Shandong Taiying.

6. All authorizations made under this Agreement shall be conclusive and binding upon the Grantor and each and every act and thing affected by the Proxy Holders pursuant hereto shall be as good, valid and effectual as if the same had been done by the Grantor. The Grantor hereby irrevocably and unconditionally undertakes at all times hereafter to ratify and confirm whatsoever the Proxy Holders shall lawfully do or cause to be done by virtue of all such authorizations conferred by this Agreement.

7. The Grantor hereby irrevocably and unconditionally undertakes at all times to indemnify and keep indemnified each of the Proxy Holders against any and all actions, proceedings, claims, costs, expenses and liabilities whatsoever arising from the exercise or purported exercise of any of the powers conferred or purported to be conferred by this Agreement.

8. This Agreement has been duly executed once signed and sealed by the Parties’ authorized representatives as of the date first set forth above and shall become effective upon execution.

9. This Agreement shall not be terminated prior to the completion of acquisition of all of the equity interests in, or all assets or business of Shandong Taiying by Party A;

10. Any amendment and termination of this Agreement shall be in written form and agreed upon by the Parties.

11. The conclusion, validity, interpretation, and performance of this Agreement and the settlement of any disputes arising out of this Agreement shall be governed by the laws and regulations of the People’s Republic of China.

12. This Agreement is executed in Chinese in two (2) copies; Party A holds one copy and Party B holds one copy. Each original copy has the same legal effect.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

(Page of signatures only)

Party A: Shandong Juncheng Information Technology Co., Ltd.

(Seal)

/s/ Zhili Wang
Legal Representative/Authorized Representative:	Zhili Wang

Party B: Beijing Taiying Anrui Holding Co., Ltd.

(Seal)

/s/ Zhili Wang
Legal Representative/Authorized Representative:	Zhili Wang

This Agreement has been agreed and accepted by:

Shandong Taiying Technology Co., Ltd.

(Seal)

/s/ Zhili Wang
Legal Representative/Authorized Representative:	Zhili Wang